UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021

MOTUS GI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38389	81-4042793
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1301 East Broward Boulevard, 3rd Floor Ft. Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 541-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $0.0001 par value per share	MOTS	The Nasdaq Capital Market

Item 7.01. Regulation FD.

On May 7, 2021, Motus GI Holdings, Inc. (the “Company”) issued a press release announcing the Publication of a Sponsored Pure-Vu System® Cost Effectiveness Analysis in the Journal of Cost Effectiveness and Resource Allocation. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01 Other Events.

On May 7, 2021, the Company announced the publication of a sponsored Pure-Vu System® Cost Effectiveness Analysis in the Journal of Cost Effectiveness and Resource Allocation, which is titled, “Colonoscopy in poorly prepped colons. A cost effectiveness analysis comparing standard of care to a new cleansing technology.” Sponsorship of analysis and development of the manuscript was provided by the Company.

The publication presents new data from a cost effectiveness and resource allocation analysis of the Pure-Vu System® on the outcomes of cost, quality of life, and aversion of colorectal cancers (CRC), as compared to the current standard of care (SOC) for outpatient colonoscopy. The publication suggests use of the Pure-Vu System has the potential to provide the U.S. healthcare system lifetime savings of approximately $833-$992 per patient depending on the insurer compared to the current standard of care for outpatient CRC screening and surveillance colonoscopy.

The publication estimates approximately 3.75 million patients present as inadequately prepared for colonoscopies per year, as calculated based on an estimated 15 million colonoscopies performed annually in the U.S. (according to the 2012 Survey of Endoscopic Capacity (SECAP)), and an estimated 25% of patients presenting as inadequately prepared for colonoscopies (as reported in a poster presented at the 2011 British Society of Gastroenterology Annual General Meeting; March 14–17, 2011; Birmingham, UK).

The publication also suggests that, assuming a national average compliance rate for colonoscopy in the U.S. at 60%, as reported by the American Cancer Society in 2017, the implementation of the Pure-Vu System may generate significant savings for the U.S. healthcare system and the estimated 3.75 million inadequately prepped patients per year, while potentially reducing the incidence of colorectal cancers as a result of early detection and ensuring a similar or improved quality of life for patients.

The objective of the Markov Model lifetime cost-effectiveness analysis was to evaluate the Pure-Vu System and its ability to minimize repeat colonoscopies on the outcomes of cost, quality of life, and aversion of CRC screening. Researchers evaluated the Pure-Vu® System using TreeAge 2019 software in patients who presented with inadequate prep in outpatient settings in the U.S. Pure-Vu was compared to the SOC for outpatient colonoscopy. Peer reviewed literature was used to identify the CRC incidence of cancers based on missing polyps. Costs for procedures were derived from 2019 Medicare records and from estimated private payer reimbursements. Base case costs, sensitivity analysis and incremental cost effectiveness (ICE) were evaluated. The analysis results suggest that, assuming a national average compliance rate of 60% for colonoscopy, as reported by the American Cancer Society in 2017, the use of the Pure-Vu System has the potential to provide the healthcare system lifetime savings of approximately $833-$992 per patient depending upon the insurer when compared to SOC for outpatient colonoscopy. The analysis results also suggest that, quality of life may be improved with the Pure-Vu System mainly due to a lower incidence of CRCs due to early detection. In the sensitivity analysis, SOC becomes less expensive than Pure-Vu when compliance to screening for CRC using colonoscopy is ≤28% or the cost of Pure-Vu exceeded $1,753. In incremental cost effectiveness analysis, the Pure-Vu System improved over the SOC.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Motus GI Holdings, Inc., dated May 7, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTUS GI HOLDINGS, INC.

Dated: May 7, 2021	By:	/s/ Timothy P. Moran
	Name:	Timothy P. Moran
	Title:	Chief Executive Officer

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